Exhibit 99.1

The Lovesac Company Reports Record Fourth Quarter and Fiscal 2021 Financial Results

Net Sales Growth of 40.7% in Fourth Quarter and 37.4% in Fiscal 2021

Comparable Sales Growth of 45.0% in Fourth Quarter and 53.0% in Fiscal 2021

Net Income (Loss) Increase to $14.7 million from $(15.2) million in Fiscal 2021

Adjusted EBITDA Increase to $28.3 million from $(3.7) million in Fiscal 2021

STAMFORD, Conn., April 14, 2021 (GLOBE NEWSWIRE) — The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”) today announced record financial results for the fourth quarter and fiscal year 2021, which ended January 31, 2021.

Shawn Nelson, Chief Executive Officer, stated, “Lovesac delivered landmark results in fiscal 2021, as the power of our model, our products and our operational excellence was fully manifest. This included an outstanding finish to the year with fourth quarter net sales growth of 40.7%, comparable sales growth of 45.0%, gross margin expansion of 890 basis points and a more than threefold increase in Adjusted EBITDA to $25.9 million. Throughout the year, we also delivered tangible results on key strategic initiatives including compelling new product launches, creative utilization of our showrooms and other channels to expand customer touchpoints, and efficient marketing and merchandising strategies. Notably, we prudently managed our expenses, and made investments in supply chain and infrastructure that we expect will yield benefits in the coming quarters. Our strong fiscal 2021 financial and operational performance is a testament to the strength of our people, brand, business model and operating platform.”

Mr. Nelson continued, “As we look past this unprecedented year, we are confident that Lovesac’s unyielding commitment to sustainable products that are built to last a lifetime and designed to evolve is a distinct and compelling competitive advantage. We expect that adherence to this ‘Designed for Life’ philosophy will not only drive continued growth and profitability, but will also help us reach our newly stated goal: to operate a 100% circular and sustainable business model, reaching targets of zero waste and zero emissions by 2040.”

Key Measures for the Fourth Quarter and Fiscal 2021 Ending January 31, 2021:

(Dollars in millions, except per share amounts)

	Quarter Ended January 31, 2021	Quarter Ended February 2, 2020	% Inc (Dec)	Year Ended January 31, 2021	Year Ended February 2, 2020	% Inc (Dec)
Net Sales	$129.7	$92.2	40.7%	$320.7	$233.4	37.4%
Gross Profit[1]	$75.1	$45.2	66.4%	$174.8	$116.7	49.8%
Gross Margin[1]	57.9%	49.0%	890 bps	54.5%	50.0%	450 bps
Total Operating Expense	$53.4	$39.8	34.0%	$159.9	$132.5	20.7%
SG&A	$36.2	$27.8	30.0%	$111.4	$98.1	13.5%
SG&A as % of Net Sales	27.9%	30.2%	(230) bps	34.7%	42.1%	(740) bps
Advertising & Marketing	$15.6	$10.5	48.8%	$41.9	$29.2	43.6%
Advertising & Marketing as % of Net Sales	12.0%	11.4%	60 bps	13.1%	12.5%	60 bps
Basic EPS Income (Loss)	$1.44	$0.37	289.2%	$1.01	$(1.07)	194.4%
Diluted EPS Income (Loss)	$1.37	$0.37	270.3%	$0.96	$(1.07)	189.7%
Net income (loss)	$21.7	$5.4	300.7%	$14.7	$(15.2)	196.9%
Adjusted EBITDA[2]	$25.9	$8.0	224.4%	$28.3	$(3.7)	860.6%
Cash Provided by (Used In) Operating Activities	$33.6	$25.2	33.1%	$40.5	$(11.2)	462.0%

[1]	All of our goods imported from China are subject to additional tariffs. In September 2018, the Office of the U.S. Trade Representative began imposing a 10 percent ad valorem duty on a subset of products imported from China, inclusive of various furniture product categories. In addition, there was an increase effective May 2019, of an additional 15 percent to the rate of 25 percent. Estimated gross 25% tariff impact for the fourth quarter of fiscal 2021 to Gross Profit and Gross Margin was $4.9 million and 377 basis points, respectively. Estimated gross 25% tariff impact for the fiscal year 2021 to Gross Profit and Gross Margin was $12.5 million and 469 basis points, respectively. Estimated gross blended 10% to 25% tariff impact for the fourth quarter of fiscal 2020 to Gross Profit and Gross Margin was $4.7 million and 861 basis points respectively. Estimated gross blended 10% to 25% tariff impact for the fiscal year 2020 to Gross Profit and Gross Margin was $9.4 million and 576 basis points respectively.
[2]	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

	Percent Increase except showroom count
	Quarter Ended January 31, 2021	Quarter Ended February 2, 2020	Year Ended January 31, 2021	Year Ended February 2, 2020
Total Comparable Sales (3)(4)	45.0%	49.1%	53.0%	43.4%
Comparable Showroom Sales (4)	22.6%	38.4%	0.1%	34.3%
Internet Sales	86.1%	73.8%	170.8%	68.9%
Ending Showroom Count	108	91	108	91

[3]	Total comparable sales include showroom transactions through the point of sale and internet net sales.
[4]	Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales. Showrooms were closed as required by local and state laws as a result of the COVID-19 pandemic effective March 18, 2020 but have since reopened. We are abiding by federal, state and local guidelines with respect to the operating status of our showrooms. As of the end of the fourth quarter, all showrooms have fully reopened to the walk-in phase.

Highlights for the Fourth Quarter Ended January 31, 2021:

●	The net sales increase of 40.7% was driven by an increase in internet sales of 86.1% reflecting the shift in our customers’ shopping preference during the pandemic and our increased marketing activities, coupled with an increase in showroom sales of 28.4% driven by an increase in our comparable showroom point of sales transactions over the prior year period. This was partially offset by a decrease of 18.7% in “Other” sales related to a decrease in in store pop-up shops due to ongoing vendor negotiations, partially offset by an increase in temporary online pop-ups on Costco.com and Best Buy shop-in-shops.

●	The gross profit increase of $30.0 million, or 66.4%, was primarily due to the increase in net sales, higher average retail price due to less promotional discounts and leverage of warehousing, freight and tariffs expense due to the sales increase. The 890 basis points increase in gross margin over the prior year period reflects 508 basis points improvement in gross profit as a result of a reduction in promotional discounts, reduced inventory reserve levels and lower product costs related to vendor negotiated tariff mitigation initiatives due to higher volume. Distribution expenses including warehousing, freight and tariff related expenses also improved by 382 basis points over the prior year due to higher leverage on warehousing and freight costs, including tariffs.

●	SG&A expense as a percent of net sales decreased 230 basis points. The decline was primarily due to a decrease of 260 basis points in selling related expenses related to a reduction in in-store pop-up shop fees, partially offset by temporary online pop-up fees and expense leverage of 190 basis points in multiple areas such as rent expense and lower travel expenses due to COVID-19 restrictions. This was partially offset by the deleverage of 220 basis points in employment costs primarily driven by increases in variable compensation, equity-based compensation, insurance and credit card fees related to the growth of the Company.

●	Advertising and marketing expense increased 48.8% over the prior year period and as a percent of net sales increased by 60 basis points due to an increase in national media spends with a focus on holiday media, increase in direct to consumer programming and the continuation of running 15 second spots in our television advertising mix.

●	Operating income was $21.8 million in the fourth quarter of fiscal 2021 compared to operating income of $5.3 million in the fourth quarter of fiscal 2020. Operating margin was 16.8% of net sales in the fourth quarter of fiscal 2021 compared to 5.8% of net sales in the fourth quarter of fiscal 2020.

●	Net income was $21.7 million in the fourth quarter of fiscal 2021 compared to net income of $5.4 million in the fourth quarter of fiscal 2020.

Highlights for the Fiscal Year Ended January 31, 2021:

●	The net sales increase of 37.4% was driven by an increase in internet sales of 170.8% reflecting the shift in our customers’ shopping preference during the pandemic, our increased marketing activities and the temporary closures of our showroom locations. This was partially offset by a decrease in showroom sales of 1.3% due to the temporary closures of all of our showroom locations and a decrease of 20.5% in “Other” sales due to a decrease in in store pop-up shops as a result of temporary closures and ongoing vendor negotiations, partially offset by an increase in temporary online pop-ups on Costco.com and Best Buy shop-in-shops.

●	The gross profit increase of $58.1 million, or 49.8%, was primarily due to the increase in net sales, higher average retail price due to less promotional discounts, favorable product mix impact and leverage of warehousing and tariffs expenses due to the sales increase. The 450 basis points increase in gross margin versus the prior year period reflects 400 basis points improvement in gross profit as a result of a reduction in promotional discounts, higher Sactional product mix impact related to premium covers, reduced inventory reserve levels, and lower product costs related to vendor negotiated tariff mitigation initiatives due to higher volume. Distribution expenses including warehousing, freight and tariff related expenses also improved by 50 basis points due to higher leverage on warehousing and tariff expenses, partially offset by deleverage in freight expense.

●	SG&A expense as a percent of net sales decreased 740 basis points due to a decrease of 240 basis points in selling related expenses related to a reduction in in store pop-up shop fees, which was partially offset by temporary online pop-up fees. The COVID-19 environment enabled leverage in certain expenses such as rent, employment costs, equity-based compensation, travel expenses, infrastructure investments, and credit card fees by approximately 500 basis points. SG&A expense includes less than $0.1 million and $0.5 million of other non-recurring expenses related to financing and executive recruitment fees in fiscal 2021 and fiscal 2020, respectively.

●	Advertising and marketing expense in fiscal 2021 increased 43.6% over the prior year and as a percent of net sales increased by 60 basis points due to an increase in national media spends, increase in direct-to-consumer programming and the introduction of 15 second spots into our television advertising mix.

●	Operating income was $14.9 million in fiscal 2021 compared to an operating loss of $15.8 million in fiscal 2020. Operating margin was 4.6% of net sales in fiscal 2021 compared to (6.8%) of net sales in fiscal 2020.

●	Net income was $14.7 million in fiscal 2021 compared to a net loss of $15.2 million in fiscal 2020.

Other Financial Highlights as of January 31, 2021:

●	The cash and cash equivalents balance as of January 31, 2021 was $78.3 million as compared to $48.5 million as of February 2, 2020. There was no debt outstanding on the Company’s line of credit as of January 31, 2021 and February 2, 2020, respectively. The Company’s availability under the line of credit was $15.9 million as of January 31, 2021 and $12.5 million as of February 2, 2020.

●	Total inventory was $50.4 million as of January 31, 2021 as compared to $36.4 million as of February 2, 2020.

Conference Call Information:

A conference call to discuss the fourth quarter and fiscal year ended January 31, 2021 is scheduled for today, April 14, 2021, at 8:30 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted Net Loss and Adjusted EBITDA. Adjusted Net Loss excludes the effect of one-time costs related to the Company’s IPO in June 2018 and fees associated with fundraising and reorganizing activities. Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measures of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in tour industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of COVID-19 on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life philosophy; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; implementing and maintaining effective internal control over financial reporting; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONSOLIDATED BALANCE SHEETS

	January 31, 2021	February 2, 2020
Assets

Current Assets
Cash and cash equivalents	$78,341,101	$48,538,827
Trade accounts receivable	4,513,460	7,188,925
Merchandise inventories	50,416,712	36,399,862
Prepaid expenses and other current assets	10,128,353	8,050,122

Total Current Assets	143,399,626	100,177,736

Property and Equipment, Net	25,867,980	23,844,261

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	1,517,032	1,352,161
Deferred financing costs, net	90,671	146,047

Total Other Assets	1,751,265	1,641,770

Total Assets	$171,018,871	$125,663,767

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$24,310,972	$19,887,611
Accrued expenses	17,187,694	8,567,580
Payroll payable	6,361,677	887,415
Customer deposits	5,992,633	1,653,597
Sales taxes payable	2,470,593	1,404,792
Total Current Liabilities	56,323,569	32,400,995

Deferred rent	6,748,747	3,108,245

Line of credit	-	-

Total Liabilities	63,072,316	35,509,240

Commitments and contingencies

Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of January 31, 2021 and February 2, 2020.	-	-
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,011,556 shares issued and outstanding as of January 31, 2021 and 14,472,611 shares issued and outstanding as of February 2, 2020.	150	145
Additional paid-in capital	171,382,086	168,317,210
Accumulated deficit	(63,435,681)	(78,162,828)

Stockholders’ Equity	107,946,555	90,154,527

Total Liabilities and Stockholders’ Equity	$171,018,871	$125,663,767

THE LOVESAC COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter ended (unaudited)		Fiscal year ended
	January 31, 2021	February 2, 2020	January 31, 2021	February 2, 2020

Net sales	$129,677,733	$92,175,369	$320,737,750	$233,377,379
Cost of merchandise sold	54,552,855	47,016,413	145,965,935	116,687,055
Gross profit	75,124,878	45,158,956	174,771,815	116,690,324

Operating expenses
Selling, general and administration expenses	36,193,677	27,843,745	111,354,236	98,146,524
Advertising and marketing	15,587,189	10,476,772	41,924,487	29,194,289
Depreciation and amortization	1,579,388	1,508,990	6,612,872	5,158,062
Total operating expenses	53,360,254	39,829,507	159,891,595	132,498,875

Operating income (loss)	21,764,624	5,329,449	14,880,220	(15,808,551)
Interest (expense) income, net	(45,151)	108,538	(67,384)	646,844
Net income (loss) before taxes	21,719,473	5,437,987	14,812,836	(15,161,707)
Provision for income taxes	(16,110)	(21,920)	(85,689)	(43,312)
Net income (loss)	$21,703,363	$5,416,067	$14,727,147	$(15,205,019)

Net income (loss) per common share:
Basic	$1.44	$0.37	$1.01	$(1.07)
Diluted	$1.37	$0.37	$0.96	$(1.07)

Weighted average number of common shares outstanding:
Basic	15,031,028	14,501,550	14,610,617	14,260,395
Diluted	15,846,308	14,501,550	15,332,998	14,260,395

THE LOVESAC COMPANY
CONSOLIDATED STATEMENT OF CASH FLOW

	Fiscal year ended
	January 31, 2021	February 2, 2020
Cash Flows from Operating Activities
Net income (loss)	$14,727,147	$(15,205,019)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	6,099,675	4,894,220
Amortization of other intangible assets	513,197	263,842
Amortization of deferred financing fees	87,730	73,024
Net loss (gain) on disposal of property and equipment	5,091	(166,865)
Impairment of property and equipment	245,170	-
Equity based compensation	4,681,397	5,245,588
Deferred rent	3,640,502	1,514,066
Changes in operating assets and liabilities:
Accounts receivable	2,675,465	(3,233,801)
Merchandise inventories	(14,016,850)	(10,245,548)
Prepaid expenses and other current assets	(2,060,585)	(2,116,250)
Accounts payable and accrued expenses	19,583,538	7,188,736
Customer deposits	4,339,036	593,640

Net Cash Provided by (Used in) Operating Activities	40,520,513	(11,194,367)

Cash Flows from Investing Activities
Purchase of property and equipment	(8,373,655)	(10,276,537)
Payments for patents and trademarks	(678,068)	(673,672)
Proceeds from disposal of property and equipment	-	300,000

Net Cash Used in Investing Activities	(9,051,723)	(10,650,209)

Cash Flows from Financing Activities
Proceeds from the issuance of common shares, net	-	25,610,000
Taxes paid for net share settlement of equity awards	(1,716,516)	(4,278,176)
Proceeds from the issuance of warrants, net	100,000	12,000
Paydowns of proceeds from line of credit	-	(31,373)
Payments of deferred financing costs	(50,000)	-

Net Cash (used in) Provided by Financing Activities	(1,666,516)	21,312,451

Net Change in Cash and Cash Equivalents	29,802,274	(532,125)

Cash and Cash Equivalents - Beginning	48,538,827	49,070,952

Cash and Cash Equivalents - End	$78,341,101	$48,538,827

Supplemental Cash Flow Disclosures

Cash paid for taxes	$85,689	$43,312
Cash paid for interest	$85,452	$62,670

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Quarter ended		Fiscal year ended
(dollars in thousands)	January 31, 2021	February 2, 2020	January 31, 2021	February 2, 2020
Net Income (Loss)	$21,703	$5,416	$14,727	$(15,205)
Interest expense (income), net	45	(109)	67	(647)
Provision for income taxes	16	22	86	43
Depreciation and amortization	1,579	1,509	6,613	5,158
EBITDA	23,343	6,838	21,493	(10,651)
Management fees (a)	125	194	500	633
Deferred Rent (b)	109	(188)	1,342	716
Equity-based compensation (c)	2,043	1,225	4,681	5,246
Net loss (gain) on disposal of property and equipment (d)	-	-	5	(167)
Impairment of property and equipment (e)	245	-	245	-
Other non-recurring expenses (f)(g)	-	(95)	36	503
Adjusted EBITDA	$25,865	$7,974	$28,302	$(3,721)

(a)	Represents management fees and expenses charged by our equity sponsors.
(b)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.
(c)	Represents expenses associated with stock options and restricted stock units granted to our officers, employees, and board of directors.
(d)	Represents the net loss (gain) on disposal of property and equipment.
(e)	Represents the impairment of property and equipment.
(f)	There were no other non-recurring expenses in the thirteen weeks ended January 31, 2021. Other non-recurring expenses in the thirteen weeks ended February 2, 2020 are made up of ($95) in an adjustment of executive recruitment fees.
(g)	Other non-recurring expenses in fiscal 2021 are related to $36 in professional and legal fees related to financing initiatives. Other non-recurring expenses in fiscal 2020 are made up of: (1) $152 in recruitment fees to build executive management team and Board of Directors; (2) $268 in fees associated with our primary and secondary shares offerings and (3) $83 in financing fees associated with our secondary offering.

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Quarter ended		Fiscal year ended
(dollars in thousands)	January 31, 2021	February 2, 2020	January 31, 2021	February 2, 2020
Net income (loss) as reported	$21,703	$5,416	$14,727	$(15,205)
Adjustments to selling, general and administrative expense:
Other non-recurring expenses (a)(b)	-	-	-	351
Adjusted net income (loss)	$21,703	$5,416	$14,727	$(14,854)

Weighted average number of common shares for basic net income (loss) per share	15,031,028	14,501,550	14,610,617	14,260,395
Weighted average number of common shares for diluted net income (loss) per share	15,846,308	14,501,550	15,332,998	14,260,395

Adjusted basic net income (loss) per common share	$1.44	$0.37	$1.01	$(1.04)
Adjusted diluted net income (loss) per common share	$1.37	$0.37	$0.96	$(1.04)

(a)	There were no other non-recurring expenses related to the primary and secondary shares offerings in the thirteen weeks ended January 31, 2021 and February 2, 2020, respectively.
(b)	There were no other non-recurring expenses related to the primary and secondary shares offerings in fiscal 2021. Other non-recurring expenses in fiscal 2020 are made up of $351 in fees associated with our primary and secondary shares offerings.